EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated January 28, 2014 relating to the combined financial statements of Aquinox Pharmaceuticals, Inc. (formerly known as Aquinox Pharmaceuticals (USA) Inc.) and Aquinox Pharmaceuticals Inc. (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the Companies being a development stage enterprise) appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte LLP

Chartered Accountants

Vancouver, Canada

January 28, 2014